Earnings Release November 4, 2014
Holly Energy Partners, L.P. Reports Third Quarter Results
Dallas, Texas -- Holly Energy Partners, L.P. (“HEP” or the “Partnership”) (NYSE:HEP) today reported financial results for the third quarter of 2014. For the quarter, distributable cash flow was $45.6 million, up $1.7 million, or 4% compared to the third quarter of 2013. HEP announced its 40th consecutive distribution increase on October 23, 2014, raising the quarterly distribution from $0.515 to $0.5225 per unit, representing a 6% increase over the distribution for the third quarter of 2013.
Net income attributable to Holly Energy Partners for the third quarter was $29.7 million ($0.35 per basic and diluted limited partner unit) compared to $21.9 million ($0.25 per basic and diluted limited partner unit) for the third quarter of 2013. The increase in earnings is primarily due to higher pipeline volumes and annual tariff increases as well as decreased interest expense due to the early retirement of our 8.25% Senior Notes in March 2014.
Commenting on the third quarter of 2014, Mike Jennings, Chief Executive Officer, stated, “We are pleased our financial results for the third quarter of 2014 allowed us to maintain our record of raising quarterly distributions. Our expanded New Mexico gathering system is now substantially complete, and we continue to see increasing volumes. Additionally, we are pursuing potential new growth opportunities that leverage our capabilities and HollyFrontier Corporation's refining footprint."
“As we look forward, we believe HEP is well positioned for continued growth due to the quality and geographic location of our assets, our talented employee base, and our financially strong and supportive general partner, HollyFrontier."
Third Quarter 2014 Revenue Highlights
Revenues for the quarter were $82.1 million, a $4.4 million increase compared to the third quarter of 2013 due to the effect of higher pipeline volumes and annual tariff increases. Overall pipeline volumes were up 9% compared to the three months ended September 30, 2013.

•
Revenues from our refined product pipelines were $28.8 million, an increase of $2.3 million compared to the third quarter of 2013 primarily due to increased volumes. Shipments averaged 188.0 mbpd compared to 175.1 mbpd for the third quarter of 2013.

•
Revenues from our intermediate pipelines were $7.0 million, an increase of $0.5 million, on shipments averaging 139.5 mbpd compared to 136.3 mbpd for the third quarter of 2013. Revenues increased mainly due to a $0.4 million increase in deferred revenue recognized.

•	Revenues from our crude pipelines were $14.6 million, an increase of $1.6 million, on shipments averaging 199.6 mbpd compared to 172.6 mbpd for the third quarter of 2013.

•
Revenues from terminal, tankage and loading rack fees were $31.8 million, an increase of $0.1 million compared to the third quarter of 2013. Refined products terminalled in our facilities averaged 325.9 mbpd compared to 326.0 mbpd, for the third quarter of 2013. Although volumes were slightly down at the loading rack facilities, revenue increased due to annual fee increases, higher tank cost reimbursement receipts from HFC and minimum quarterly revenue billings at facilities where volumes decreased.

Revenues for the three months ended September 30, 2014, include the recognition of $0.6 million of prior shortfalls billed to shippers in 2013, as they did not meet their minimum volume commitments within the contractual make-up period. As of September 30, 2014, shortfall deferred revenue in our consolidated balance sheet was $11.4 million. Such deferred revenue will be recognized in earnings either as (a) payment for shipments in excess of guaranteed levels, if and to the extent the pipeline system has the necessary capacity for shipments in excess of guaranteed levels, or (b) when shipping rights expire unused over the contractual make-up period.
Nine Months Ended September 30, 2014
Revenues for nine months ended September 30, 2014, were $244.1 million, a $16.8 million increase compared to the first nine months of 2013. This is due principally to increased pipeline shipments, the effect of annual tariff increases, and a $2.6 million increase in deferred revenue realized. Overall pipeline volumes were up 7.5% for the nine months ended September 30, 2014, as compared to the nine months ended September 30, 2013.

•
Revenues from our refined product pipelines were $89.6 million, an increase of $9.2 million compared to the nine months ended September 30, 2013, primarily due to increased volumes and due to the effects of a $2.0 million increase in deferred revenue realized. Shipments averaged 180.2 mbpd compared to 169.7 mbpd for the nine months ended September 30, 2013.

•
Revenues from our intermediate pipelines were $21.6 million, an increase of $1.6 million, on shipments averaging 140.5 mbpd compared to 133.2 mbpd for the nine months ended September 30, 2013. Overall intermediate pipeline shipments were up and revenues also increased due to a $0.6 million increase in deferred revenue realized.

•	Revenues from our crude pipelines were $40.2 million, an increase of $3.4 million, on shipments averaging 185.1 mbpd compared to 167.7 mbpd for the nine months ended September 30, 2013.

•
Revenues from terminal, tankage and loading rack fees were $92.7 million, an increase of $2.6 million compared to the nine months ended September 30, 2013. This increase is due principally to increased volumes. Refined products terminalled in our facilities averaged 330.6 mbpd compared to 325.2 mbpd for the nine months ended September 30, 2013.

Revenues for the nine months ended September 30, 2014, include the recognition of $10.2 million of prior shortfalls billed to shippers in 2013, as they did not meet their minimum volume commitments within the contractual make-up period.
Operating Costs and Expenses Highlights
Operating costs and expenses were $43.2 million and $127.7 million for the three and nine months ended September 30, 2014, respectively, representing decreases of $0.3 million and $1.8 million over the same periods last year. The decreases are primarily due to lower depreciation and amortization caused by lower abandonment charges related to tankage permanently removed from service offset by a $3.5 million tax refund related to payroll costs recorded in the third quarter of 2013. In addition, maintenance costs are lower for the nine months ended September 30, 2014.
Interest expense was $8.6 million and $27.4 million for the three and nine months ended September 30, 2014, representing decreases of $3.2 million and $8.6 million over the same periods of 2013. The decreases are principally due to the early retirement of our 8.25% Senior Notes in March 2014. Also, we recognized a loss of $7.7 million on the early extinguishment of our 8.25% Senior Notes in March 2014.
We have scheduled a webcast conference call today at 4:00 PM Eastern Time to discuss financial results. This webcast may be accessed at: https://event.webcasts.com/starthere.jsp?ei=1044060.
An audio archive of this webcast will be available using the above noted link through November 18, 2014.

About Holly Energy Partners, L.P.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier Corporation subsidiaries. The Partnership owns and operates petroleum product and crude gathering pipelines, tankage and terminals in Texas, New Mexico, Arizona, Washington, Idaho, Oklahoma, Utah, Wyoming and Kansas. In addition, the Partnership owns a 75% interest in UNEV Pipeline, L.L.C., the owner of a Holly Energy operated refined products pipeline running from Salt Lake City, Utah to Las Vegas, Nevada, and related product terminals and a 25% interest in SLC Pipeline, L.L.C., a 95-mile intrastate pipeline system serving refineries in the Salt Lake City, Utah area.

HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 135,000 barrels-per-stream-day (“bpsd”) refinery located in El Dorado, Kansas, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 100,000 bpsd refinery located in Artesia, New Mexico, a 52,000 bpsd refinery located in Cheyenne, Wyoming, and a 31,000 bpsd refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. A subsidiary of HollyFrontier also owns a 39% interest (including the general partner interest) in Holly Energy Partners, L.P.

The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements use words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “should,” “would,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations. These statements are based on our beliefs and assumptions and those of our general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurance that our expectations will prove to be correct. All statements concerning our expectations for future results of operations are based on forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Certain factors could cause actual results to differ materially from results anticipated in the forward-looking statements. These factors include, but are not limited to:

•	risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled, stored and throughput in our terminals;

•	the economic viability of HollyFrontier Corporation, Alon USA, Inc. and our other customers;

•	the demand for refined petroleum products in markets we serve;

•	our ability to purchase and integrate future acquired operations;

•	our ability to complete previously announced or contemplated acquisitions;

•	the availability and cost of additional debt and equity financing;

•	the possibility of reductions in production or shutdowns at refineries utilizing our pipeline and terminal facilities;

•	the effects of current and future government regulations and policies;

•	our operational efficiency in carrying out routine operations and capital construction projects;

•	the possibility of terrorist attacks and the consequences of any such attacks;

•	general economic conditions; and

•	other financial, operations and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.

The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)

Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three and nine months ended September 30, 2014.

	Three Months Ended September 30,		Change from
	2014	2013	2013
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$17,811	$17,196	$615
Affiliates – intermediate pipelines	7,038	6,567	471
Affiliates – crude pipelines	14,557	12,994	1,563
	39,406	36,757	2,649
Third parties – refined product pipelines	10,939	9,246	1,693
	50,345	46,003	4,342
Terminals, tanks and loading racks:
Affiliates	28,044	28,766	(722)
Third parties	3,741	2,954	787
	31,785	31,720	65
Total revenues	82,130	77,723	4,407
Operating costs and expenses:
Operations	25,456	21,686	3,770
Depreciation and amortization	15,483	19,449	(3,966)
General and administrative	2,266	2,415	(149)
	43,205	43,550	(345)
Operating income	38,925	34,173	4,752

Equity in earnings of SLC Pipeline	880	835	45
Interest expense, including amortization	(8,585)	(11,816)	3,231
Interest income	—	3	(3)
Gain on sale of assets	—	(159)	159
Other income	11	61	(50)
	(7,694)	(11,076)	3,382
Income before income taxes	31,231	23,097	8,134
State income tax expense	(42)	(40)	(2)
Net income	31,189	23,057	8,132
Allocation of net income attributable to noncontrolling interests	(1,509)	(1,172)	(337)
Net income attributable to Holly Energy Partners	29,680	21,885	7,795
General partner interest in net income, including incentive distributions(1)	(8,940)	(7,128)	(1,812)
Limited partners’ interest in net income	$20,740	$14,757	$5,983
Limited partners’ earnings per unit – basic and diluted:(1)	$0.35	$0.25	$0.10
Weighted average limited partners’ units outstanding	58,657	58,657	—
EBITDA(2)	$53,790	$53,187	$603
Distributable cash flow(3)	$45,581	$43,865	$1,716

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	116,727	116,078	649
Affiliates – intermediate pipelines	139,502	136,312	3,190
Affiliates – crude pipelines	199,627	172,569	27,058
	455,856	424,959	30,897
Third parties – refined product pipelines	71,271	59,036	12,235
	527,127	483,995	43,132
Terminals and loading racks:
Affiliates	255,556	261,431	(5,875)
Third parties	70,364	64,615	5,749
	325,920	326,046	(126)
Total for pipelines and terminal assets (bpd)	853,047	810,041	43,006

	Nine Months Ended September 30,		Change from
	2014	2013	2013
	(In thousands, except per unit data)
Revenues:
Pipelines:
Affiliates—refined product pipelines	$59,520	$50,918	$8,602
Affiliates—intermediate pipelines	21,632	20,030	1,602
Affiliates—crude pipelines	40,207	36,760	3,447
	121,359	107,708	13,651
Third parties—refined product pipelines	30,037	29,412	625
	151,396	137,120	14,276
Terminals, tanks and loading racks:
Affiliates	82,403	82,514	(111)
Third parties	10,333	7,672	2,661
	92,736	90,186	2,550
Total revenues	244,132	227,306	16,826
Operating costs and expenses:
Operations (exclusive of depreciation and amortization)	72,835	72,089	746
Depreciation and amortization	46,953	48,730	(1,777)
General and administrative	7,933	8,747	(814)
	127,721	129,566	(1,845)
Operating income	116,411	97,740	18,671
Other income (expense):
Equity in earnings of SLC Pipeline	2,150	2,238	(88)
Interest expense, including amortization	(27,368)	(35,929)	8,561
Interest income	3	110	(107)
Loss on early extinguishment of debt	(7,677)	—	(7,677)
Gain on sale of assets	—	1,863	(1,863)
Other income	45	61	(16)
	(32,847)	(31,657)	(1,190)
Income before income taxes	83,564	66,083	17,481
State income tax	(145)	(440)	295
Net income	83,419	65,643	17,776
Allocation of net income attributable to noncontrolling interests	(6,562)	(5,192)	(1,370)
Net income attributable to Holly Energy Partners	76,857	60,451	16,406
General partner interest in net income, including incentive distributions (1)	(25,334)	(20,038)	(5,296)
Limited partners’ interest in net income	$51,523	$40,413	$11,110
Limited partners’ earnings per unit—basic and diluted (1)	$0.87	$0.69	$0.18
Weighted average limited partners’ units outstanding	58,657	58,108	549
EBITDA (2)	$158,997	$145,440	$13,557
Distributable cash flow (3)	$130,883	$112,316	$18,567

Volumes (bpd)
Pipelines:
Affiliates—refined product pipelines	119,718	109,995	9,723
Affiliates—intermediate pipelines	140,505	133,222	7,283
Affiliates—crude pipelines	185,131	167,685	17,446
	445,354	410,902	34,452
Third parties—refined product pipelines	60,492	59,711	781
	505,846	470,613	35,233
Terminals and loading racks:
Affiliates	262,458	265,242	(2,784)
Third parties	68,185	59,995	8,190
	330,643	325,237	5,406
Total for pipelines and terminal assets (bpd)	836,489	795,850	40,639

(1)
Net income attributable to Holly Energy Partners is allocated between limited partners and the general partner interest in accordance with the provisions of the partnership agreement. Net income allocated to the general partner includes incentive distributions declared subsequent to quarter end. General partner incentive distributions were $8.5 million and $6.8 million for the three months ended September 30, 2014 and 2013, respectively, and $24.3 million and $19.2 million for the nine months ended September 30, 2014 and 2013, respectively.

(2)
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income attributable to Holly Energy Partners plus (i) interest expense, net of interest income, (ii) state income tax and (iii) depreciation and amortization. EBITDA is not a calculation based upon GAAP. However, the amounts included in the EBITDA calculation are derived from amounts included in our consolidated financial statements. EBITDA should not be considered as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it is a widely used financial indicator used by investors and analysts to measure performance. EBITDA also is used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(In thousands)
Net income attributable to Holly Energy Partners	$29,680	$21,885	$76,857	$60,451
Add (subtract):
Interest expense	8,148	11,289	25,984	33,490
Interest Income	—	(3)	(3)	(110)
Amortization of discount and deferred debt charges	437	527	1,384	1,590
Loss on early extinguishment of debt	—	—	7,677	—
Amortization of unrecognized loss attributable to terminated cash flow hedge	—	—	—	849
State income tax	42	40	145	440
Depreciation and amortization	15,483	19,449	46,953	48,730
EBITDA	$53,790	$53,187	$158,997	$145,440

(3)
Distributable cash flow is not a calculation based upon GAAP. However, the amounts included in the calculation are derived from amounts presented in our consolidated financial statements, with the general exception of maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance, or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. It is also used by management for internal analysis and our performance units. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(In thousands)
Net income attributable to Holly Energy Partners	$29,680	$21,885	$76,857	$60,451
Add (subtract):
Depreciation and amortization	15,483	19,449	46,953	48,730
Amortization of discount and deferred debt charges	437	527	1,384	1,590
Loss on early extinguishment of debt	—	—	7,677	—
Amortization of unrecognized loss attributable to terminated cash flow hedge	—	—	—	849
Increase (decrease) in deferred revenue attributable to shortfall billings	1,090	3,472	(49)	3,624
Maintenance capital expenditures*	(653)	(2,045)	(2,344)	(6,557)
Billed crude revenue settlement	—	—	—	918
Other non-cash adjustments	(456)	577	405	2,711
Distributable cash flow	$45,581	$43,865	$130,883	$112,316

*
Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Maintenance capital expenditures include expenditures required to maintain equipment reliability, tankage and pipeline integrity, and safety and to address environmental regulations.

	September 30,	December 31,
	2014	2013
	(In thousands)
Balance Sheet Data
Cash and cash equivalents	$1,667	$6,352
Working capital (deficit)	$1,548	$(6,604)
Total assets	$1,386,169	$1,382,508
Long-term debt	$851,416	$807,630
Partners' equity(4)	$333,513	$369,446

(4)
As a master limited partnership, we distribute our available cash, which historically has exceeded our net income attributable to Holly Energy Partners because depreciation and amortization expense represents a non-cash charge against income. The result is a decline in partners’ equity since our regular quarterly distributions have exceeded our quarterly net income attributable to Holly Energy Partners. Additionally, if the assets contributed and acquired from HollyFrontier while we were a consolidated variable interest entity of HollyFrontier had been acquired from third parties, our acquisition cost in excess of HollyFrontier’s basis in the transferred assets of $305.3 million would have been recorded as increases to our properties and equipment and intangible assets at the time of acquisition instead of decreases to partners’ equity.

FOR FURTHER INFORMATION, Contact:

Douglas S. Aron, Executive Vice President and
Chief Financial Officer
Julia Heidenreich, Vice President, Investor Relations
Blake Barfield, Investor Relations
Holly Energy Partners, L.P.
214/954-6511